Response to Item 77C - Matters submitted to a vote of security holders

Eaton Vance Municipal Bond Fund II
Information relating to the special meeting of shareholders is described under "Notice to Shareholders" and "Special
Meeting of Shareholders" in the semiannual report to shareholders dated March 31, 2010 and is incorporated herein by reference.